Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact:
John Vuko
Chief Financial Officer, Genitope
P: 650.482.2000
IR@genitope.com
GENITOPE CORPORATION ANNOUNCES PROPOSED PUBLIC OFFERING OF COMMON STOCK
REDWOOD CITY, Calif. – January 23, 2006 – Genitope Corporation (Nasdaq: GTOP) today announced plans to offer 4,500,000 shares of its common stock in an underwritten public offering. The offering will be made pursuant to Genitope Corporation’s effective shelf registration statement previously filed with the Securities and Exchange Commission. Genitope Corporation intends to grant the underwriters an option to purchase up to an additional 675,000 shares to cover over-allotments, if any. All of such shares are being offered by Genitope Corporation.
WR Hambrecht + Co, LLC, RBC Capital Markets, Brean Murray, Carret & Co., Inc. and Punk, Ziegel & Company are managers of the underwriting syndicate that is expected to offer the shares to the public.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This offering of shares of common stock may be made only by means of a prospectus supplement and accompanying prospectus.
Copies of the preliminary prospectus supplement and the accompanying prospectus can be obtained by contacting: WR Hambrecht + Co, LLC at P.O. Box 677, Berwyn, PA 19312-0677, or by telephone at 800-673-6476, or by faxing a request to 610-725-1167; or RBC Capital Markets at Two Embarcadero Center, Suite 1200, or by telephone at 415-633-8500, or by faxing a request to 415-633-8343; Brean Murray, Carret & Co., LLC, Inc. at 570 Lexington Avenue, 11th Floor, New York, NY 10022, or by telephone at 212-702-6500, or by faxing a request to 212-702-6548, or Punk, Ziegel & Company, L.P. at 520 Madison Avenue, 7th Floor, New York, NY 10022, or by telephone at 212-308-9494, or by faxing a request to 212-308-2203.
About Genitope Corporation
Genitope Corporation (Redwood City, Calif.) is a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer. Genitope Corporation’s lead product candidate, MyVax® Personalized Immunotherapy, is a patient-specific active immunotherapy based on the unique genetic makeup of a patient’s tumor and is designed to activate the patient’s immune system to identify and attack cancer cells.

Exhibit 99.1
Forward Looking Statements
This press release contains “forward-looking statements.” For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements, including, without limitation, statements regarding Genitope Corporation’s plans to complete a public offering. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Genitope Corporation’s results to differ materially from those indicated by these forward-looking statements, including without limitation, risks and uncertainties related to investor response to the offering, the trading prices for the common stock of Genitope Corporation, other conditions in the financial markets, satisfaction of closing conditions related to the public offering, as well as other risks detailed in Genitope Corporation’s filings with the Securities and Exchange Commission, including the Quarterly Report for the fiscal quarter ended September 30, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Genitope Corporation undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
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